UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Graves, Jr. Hubert
     2066 14th Avenue Suite 200
     Vero Beach, FL 32960

2.   Issuer Name and Ticker or Trading Symbol
     Citrus Financial Services, Inc. / CFHC

3.   IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####

4.   Statement for Month/Year
     12/99

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [X]  10% Owner
     [ ]  Officer (give title below)         [X]  Other (specify below)

     Director, wholly-owned subsidiary



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Table I -- Non-Derivatie Securities Beneficially Owned

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1. Title of Security     2. Transaction   3. Transaction   4. Securities        5. Amount of        6. Ownership    7. Nature of
                            Date              Code            Acquired (A)         Securities          Form:           Indirect
                            (Month/Year)                      or Disposal (D)      Benefially          Direct (D)      Beneficial
                                                                                   Owned at end        Indirect (I)    Ownership
                                                                                   of Month

                                                            Amount  A/D  Price
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
Common Stock -               12/31/99        M             58,577     A   6.31     149,657               D              N/A
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Table  II  -- Derivative   Securities  Acquired, Disposed of, or Beneficially  Owned
              (e.g.,  puts,  calls, warrants, options, convertibel securities)
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1.          2.          3.       4.      5.            6.               7.              8.          9.          10.       11.
Title of    Conversion  Trans-   Trans-  Number of     Date Exercis-    Underlying      Price       Number of   Owner-    Nature
Derivative  or Exercise action   action  Derivative    able and         Securities      of          Derivative  ship      of
Security    Price of    Date     Code    Securities    Expiration       Title    Amount Derivative  Securities  Form of   Indirect
            Derivative (MM/DD/YY)        Acquired(A)   Date                             Security    Bene-       Deri-     Benefical
            Security                     or Disposed   (MM/DD/YY)                                   ficially    vative    Ownership
                                         of (D)        Exercisable  Exp.                            Owned at    Security
                                                                                                    End of      Direct
                                                                                                    Month       (D) or In-
                                                                                                                direct(I)
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
Warrants    6.31        12/31/99 M       (D)58,577     Var.    4/13/00  Common  58,577      0.00        0           D    N/A
                                                                        Stock
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


                                   /s/Hubert Graves, Jr.       1/14/00
                                   ---------------------       -------
                                  Signature of Reporting Person  Date